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                                                                    EXHIBIT 99.9

                                                           429(4)

COMPANIES FORM NO. 429(4)
NOTICE TO NON-ASSENTING SHAREHOLDERS IN SMALLWORLDWIDE PLC
Pursuant to section 429(4) of the Companies Act 1985
as inserted by Schedule 12 to the Financial Services Act 1986

To:      [Name]

         [Address]



A takeover offer (the "Offer") was made on 24th August, 2000 by GE Power Systems Equities, Inc. (the "Offeror") for the entire issued share capital of Smallworldwide PLC (the "Company") as more particularly specified in the formal offer document dated 24th August, 2000.

The Offeror has, within four months of making the Offer, acquired or contracted to acquire not less than nine-tenths in value of the ordinary shares of (pound)0.01 each and the American depositary shares each represenTINg one such ordinary share (collectively, the "Shares") to which the Offer relates. The Offeror gives notice that it now intends to exercise its rights under section 429 of the Companies Act 1985 to acquire the shares in the Company held by you.

The terms of the Offer provide for the following consideration:

         FOR EACH SHARE                                       US$20 IN CASH

and so in proportion for any other number of Shares held.

Further details of the Offer can be found in the Offer Document dated 24th August, 2000. Your Shares will be acquired fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights at the date of the Offer and thereafter attaching thereto.

NOTE: BY GIVING THIS NOTICE, THE OFFEROR BECOMES BOUND AND ENTITLED TO ACQUIRE THE SHARES HELD BY YOU. YOU ARE ENTITLED UNDER SECTION 430C OF THE COMPANIES ACT 1985 TO MAKE APPLICATION TO THE ENGLISH HIGH COURT WITHIN SIX WEEKS OF THE DATE OF THIS NOTICE FOR AN ORDER EITHER THAT THE OFFEROR SHALL NOT BE ENTITLED AND BOUND TO ACQUIRE YOUR SHARES OR THAT DIFFERENT TERMS TO THOSE OF THE OFFER SHALL APPLY TO THE ACQUISITION. IF YOU ARE CONTEMPLATING SUCH ACTION, YOU MAY WISH TO SEEK LEGAL ADVICE.
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Signed                                      Date: 13th November, 2000

Director
GE Power Systems Equities, Inc.

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All enquiries and communications relating to this notice should be addressed to the Company Secretary, Smallworldwide PLC, Elizabeth House, 1 High Street, Chesterton, Cambridge CB4 1WR, England (Tel: +44 1223 301144)